Exhibit 99.4

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

The undersigned hereby consents to being named as a director nominee and impending board member of Seitel, Inc. (the "Company") in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and in all amendments thereto.

Dated: March 26, 2004

/s/ Randall D. Stilley

Randall D. Stilley